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Exhibit 99.1

Consumer Portfolio Services, Inc. Reports 2008 Second Quarter Earnings Tuesday July 15, 6:00 pm ET

IRVINE, CA--(MARKET WIRE)--Jul 15, 2008 -- Consumer Portfolio Services, Inc. (CPSS - News) ("CPS" or the "Company") today announced earnings for its second quarter ended June 30, 2008.

Total revenues for the second quarter of 2008 increased approximately $3.0 million, or 3.1%, to $98.8 million, compared to $95.8 million for the second quarter of 2007. Total operating expenses for the second quarter of 2008 were $96.1 million, an increase of $6.5 million, or 7.3%, as compared to $89.6 million for the 2007 period.

Pretax income for the second quarter of 2008 decreased to $2.7 million, compared to pretax income of $6.2 million for the second quarter of 2007. Net income for the second quarter of 2008 was $1.5 million, or $0.08 per diluted share, compared to net income of $3.5 million, or $0.15 per diluted share, for the year-ago quarter.

For the six months ended June 30, 2008, total revenues increased approximately $19.8 million, or 10.9%, to $202.1 million, compared to $182.3 million for the six months ended June 30, 2007. Total expenses for the six months ended June 30, 2008 were $195.6 million, an increase of $25.0 million, or 14.6%, as compared to $170.6 million for the six months ended June 30, 2007.

Pretax income for the six months ended June 30, 2008 decreased to $6.5 million, compared to pretax income of $11.6 million for the six months ended June 30, 2007. Net income for the six months ended June 30, 2008 was $3.6 million, or $0.18 per diluted share, compared to net income of $6.7 million, or $0.29 per diluted share, for the six months ended June 30, 2007.

During the second quarter of 2008, CPS purchased $79.8 million of contracts from dealers as compared to $176.1 million during the first quarter of 2008 and $346.0 million during the second quarter of 2007. During the first half of 2008, CPS purchased $255.9 million of contracts from dealers as compared to $676.3 million during the first half of 2007. The Company's managed receivables totaled $1,979.5 million as of June 30, 2008, as compared to $1,900.3 million as of June 30, 2007, as follows ($ in millions):

  Originating Entity                         June 30, 2008    June 30, 2007
  ------------------                         -------------    -------------

  CPS                                             $1,920.1         $1,834.6
  TFC                                                 59.0             62.1
  MFN                                                  0.0              0.2
  SeaWest                                              0.3              2.1
  As Third Party Servicer for SeaWest Financial        0.1              1.3
                                                       ---              ---
    Total                                         $1,979.5         $1,900.3

As previously reported, the Company completed its first securitization since September 2007 in April 2008 with the sale of $244.4 million of triple A rated notes. At quarter end and subsequently, CPS raised $25 million in senior secured financing and amended its residual credit facility, which will give the Company the option, if certain conditions are met, to extend the maturity by an additional year to June 2010.


Annualized net charge-offs during the first half of 2008 were 6.75% of the average owned portfolio as compared to 4.60% during the same period in 2007. Delinquencies greater than 30 days (including repossession inventory) were 6.12% of the total owned portfolio as of June 30, 2008, as compared to 4.85% as of June 30, 2007.

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"Against the backdrop of the uncertain economy and the turbulent capital markets environment, we are pleased with the second quarter's resilient financial and operating performance," said Charles E. Bradley, Jr., Chief Executive Officer. "Over the last nine months, we have accomplished several important objectives that should afford us the operational flexibility to navigate the Company through these challenging times. These items include the financings we completed last week, the slowdown in new contract purchases implemented this year and the increase in pricing for new contract purchases. In addition, the primary credit metrics of our new contract purchases are the best we have seen in over 10 years."

"Asset performance metrics for the quarter were well within the range of our expectations. While the portfolio delinquency and net charge-off levels have increased vs. last year, our total managed portfolio has declined since the beginning of the year and the slightly weaker 2006 and 2007 vintages have seasoned into their peak loss periods."

Conference Call

CPS announced that it will hold a conference call tomorrow, July 16, 2008, at 1:30 p.m. EDT to discuss its quarterly earnings. Those wishing to participate by telephone may dial-in at 973-582-2717 approximately 10 minutes prior to the scheduled time.

A replay will be available between July 16, 2008 and July 23, 2008, beginning one hour after conclusion of the call, by dialing 800-642-1687 or 706-645-9291 for international participants, with pin number 55619407. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company's estimates of future losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company's ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings or the effects of changes in bankruptcy law, which could adversely affect the Company's rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company's realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company's future earnings, as to which there can be no assurance.

Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to provision for credit losses may affect future performance.

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            Consumer Portfolio Services, Inc. and Subsidiaries
              Condensed Consolidated Statements of Operations
                  (In thousands, except per share data)
                                (Unaudited)

                                   Three months ended      Six months ended
                                       June 30,                 June 30,
                                  --------------------    --------------------
                                    2008        2007        2008        2007
                                  --------    --------    --------    --------
Revenues:
Interest income                   $ 94,856    $ 89,448    $194,218    $169,938
Servicing fees                         280         113         708         395
Other income                         3,645       6,239       7,156      11,961
                                  --------    --------    --------    --------
                                    98,781      95,800     202,082     182,294
                                  --------    --------    --------    --------
Expenses:
Employee costs                      12,886      11,335      26,368      22,139
General and administrative           7,574       6,082      14,921      12,051
Interest                            40,955      33,714      79,989      63,218
Provision for credit losses         30,894      32,670      65,803      62,159
Other expenses                       3,763       5,762       8,518      11,080
                                  --------    --------    --------    --------
                                    96,072      89,563     195,599     170,647
                                  --------    --------    --------    --------
Income before income taxes           2,709       6,237       6,483      11,647
Income taxes                         1,220       2,749       2,880       4,928
                                  --------    --------    --------    --------
      Net income                  $  1,489    $  3,488    $  3,603    $  6,719
                                  ========    ========    ========    ========

Earnings per share:
     Basic                        $   0.08    $   0.16    $   0.19    $   0.31
     Diluted                          0.08        0.15        0.18        0.29

Number of shares used in computing earnings per share:
     Basic                          18,830      21,539      19,063      21,533
     Diluted                        19,411      23,405      19,692      23,562

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                 Condensed Consolidated Balance Sheets
                              (In thousands)
                                (Unaudited)
                                                  June 30,    December 31,
                                                    2008          2007
                                                ------------  ------------

Cash                                            $     21,799  $     20,880
Restricted cash                                      177,716       170,341
                                                ------------  ------------
Total Cash                                           199,515       191,221
Finance receivables                                1,915,351     2,068,004
Allowance for finance credit losses                  (88,610)     (100,138)
                                                ------------  ------------
Finance receivables, net                           1,826,741     1,967,866
Residual interest in securitizations                   1,503         2,274
Deferred tax assets, net                              58,845        58,835
Other assets                                          57,213        62,617
                                                ------------  ------------
                                                $  2,143,817  $  2,282,813
                                                ============  ============

Accounts payable and other liabilities          $     44,525  $     36,097
Warehouse lines of credit                            148,052       235,925
Residual interest financing                           86,836        70,000
Securitization trust debt                          1,712,164     1,798,302
Senior secured debt, related party                     5,693           ---
Subordinated debt                                     28,775        28,134
                                                ------------  ------------
                                                   2,026,045     2,168,458
                                                ------------  ------------

Shareholders' equity                                 117,772       114,355
                                                ------------  ------------
                                                $  2,143,817  $  2,282,813
                                                ============  ============

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Operating and Performance Data
  ($ in thousands)                 At and for the           At and for the
                                 Three months ended        Six months ended
                                      June 30,                 June 30,
                              -----------------------   -----------------------
                                 2008         2007        2008          2007
                              ----------   ----------   ----------   ----------

Contract purchases                79,834      346,030      255,924      676,302

Total managed portfolio        1,979,492    1,900,255    1,979,492    1,900,255

Average managed portfolio      2,023,572    1,843,346    2,068,129    1,754,618

Net interest margin (1)           53,901       55,734      114,229      106,720

Risk adjusted margin (2)          23,007       23,064       48,426       44,561

Core operating expenses (3)       24,223       23,179       49,807       45,270
 Annualized % of average
  managed portfolio                 4.79%        5.03%        4.82%        5.16%

Annualized return on
 managed assets (4)                 0.54%        1.35%        0.63%        1.33%

Allowance for finance credit
 losses as % of fin. receivables    4.63%        4.84%

Aggregate allowance as % of
 fin. receivables (5)               5.91%        5.95%

Delinquencies
                       31+ Days     4.13%        3.50%

         Repossession Inventory     1.99%        1.35%

        Total Delinquencies and
         Repossession Inventory     6.12%        4.85%

Annualized net charge-offs as %
 of average owned portfolio         6.85%        4.13%        6.75%        4.60%

(1) Interest income less interest expense.
(2) Net interest margin less provision for credit losses.
(3) Total expenses less interest and provision for credit losses.
(4) Pretax income divided by average managed portfolio.
(5) Includes allowance for finance credit losses and allowance for repossession inventory.

CONTACT:
     Investor Relations Contacts:

     Consumer Portfolio Services, Inc.

     Robert E. Riedl
     949-753-6800

     Erica Waldow
     888-505-9200